Exhibit 99.1

Great Lakes Dredge & Dock Corporation
2122 York Road
Oak Brook, IL  60523

June 19, 2007

Notice of Redemption - Redemption Date July 19, 2007

Dear Warrant Holder:

You are receiving this notice as a holder of warrants to purchase common stock of Great Lakes Dredge & Dock Corporation (“Great Lakes”).

The Warrants became exercisable for shares of common stock of Great Lakes in connection with the merger of Aldabra Acquisition Corporation and Great Lakes on December 26, 2006.

We are calling the warrants for redemption at this time.  You have until July 19, 2007, the date of redemption, to exercise the warrants.  If any warrants are not exercised on or before July 19, 2007, you will be paid $.01 per warrant, and the warrants will then be extinguished, and you will no longer have the right to purchase any shares under them.  We encourage you to consult with your broker or financial advisor to consider whether or not to exercise the warrants or redeem them.

Under the terms of the warrant agreement which governs the warrants, we have the right to call the outstanding and unexercised warrants for redemption, if the last sales price of common stock has been at least $8.50 per share for each of the 20 trading days within the 30 trading day period ending on the third business day prior to the date of this letter.  The last sales price of the common stock has been at least $8.50 per share for the required period, and closed at $9.50 on June 14, 2007.

To exercise the warrants, you must send:

1.                                       The warrant certificate, indicating on the reverse, in the section labeled “Subscription Form”, the number of warrants you are exercising and completing the section entitled “Application to Purchase Shares,” and

2.                                       A certified check or good bank draft, payable to Great Lakes Dredge & Dock Corporation in the amount of $5.00 times the number of warrants you are exercising.

To:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York  10004
Attention:  Compliance Department

If you have any questions about exercising the warrants, please contact Deborah A. Wensel, the Chief Financial Officer of Great Lakes, at (630) 574-3772.

Sincerely,

/s/ Douglas B. Mackie
Douglas B. Mackie
President and CEO

2